AGREEMENT FOR SALE OF BUSINESS ASSETS


     THIS AGREEMENT is made and entered into this 14th day of August, 2000, by and between Alpine Aviation, Inc., of 3450 W. Mike Jense Parkway, Provo, Utah 84603 (hereinafter referred to as "Alpine"), and Keystone Aviation LLC, d/b/a Million Air, of 303 N. 2370 W., Salt Lake City, Utah 84116, (hereinafter referred to as "Million Air") and CLB Corporation, of 3450 W. Mike Jense Parkway, Provo, Utah 84601 (hereinafter referred to as "CLB").

                            WITNESSETH

     WHEREAS, Alpine is the owner of certain property and assets used in its business, and desires to sell certain of such assets to Million Air, and CLB is the owner of certain aircraft and desires to sell them to Million Air; and

     WHEREAS, the parties have reached an understanding with respect to the sale by Alpine and CLB and the purchase by Million Air of the assets and aircraft as described and referred to in this Agreement and located and situated in Provo, Utah;

     NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein, it is hereby agreed as follows:

               ASSIGNMENT OF LEASEHOLD INTEREST AND
                      SALE OF IMPROVEMENTS

1. PURCHASE AND SALE: At Closing, as hereinafter defined, and pursuant to the terms of this Agreement, Alpine shall sell and Million Air shall purchase all of the leasehold interest held by Alpine in certain property and buildings at Provo Airport as more particularly described on Exhibit "C" attached hereto and incorporated herein by this reference (the "Alpine Leased Property"), together with the improvements on the Alpine Leased Property and other assets described in Exhibit "A" attached hereto and by this reference incorporated herein (collectively referred to hereinafter with the Alpine Leased Property as the "Alpine Assets"), and in connection therewith, Alpine shall assign its lease of the Alpine Leased Property to Million Air. At Closing, as hereinafter defined, and pursuant to the terms of this Agreement, CLB shall sell and Million Air shall purchase the aircraft (the "Aircraft") and other assets described in Exhibit "B" attached hereto and by this reference incorporated herein (the "CLB Assets"). The Alpine Leased Property shall not include any portion of the ground or any leasehold interest in the ground (the "Fuel Farm Leasehold") on which Alpine's fuel farm is located at the Provo Airport, and no interest in the Fuel Farm Leasehold shall be transferred to Million Air pursuant to this Agreement.

2. PURCHASE PRICE: Million Air shall pay to Alpine for the Alpine Assets the sum of Six Hundred Twenty Thousand and No/100 Dollars ($620,000.00) (subject to an adjustment which will correspond to the difference, either positive or negative, by which the value of the Inventory, as hereinafter defined, varies from $60,000.00), and Million Air shall pay to CLB for the CLB Assets the sum of Two Hundred Thirty Thousand Dollars ($230,000.00), in each case at the times and in the manner as follows:

     a. At Closing, the sum of Five Hundred Fifteen Thousand and No/100 Dollars ($515,000.00) shall be paid by Million Air in cash or readily available funds, of which Two Hundred Eighty-Five Thousand Dollars ($285,000.00) shall be paid to Alpine (the "Alpine Initial Payment"), and Two Hundred Thirty Thousand Dollars ($230,000.00) shall be paid to CLB (the "CLB Payment").

     b. At Closing, Million Air shall receive a credit toward payment of the Purchase Price of Twenty-Five Thousand and No/100 Dollars ($25,000.00), for a fully paid up lease from Million Air to Alpine (the "Sublease") of the following property (the "Sublease Property"): (i) one (1) hangar space large enough for a Beechcraft Model 1900-C airplane, (ii) one (1) ground floor office in Million Air's hanger leased from U.V.S.C. (the "U.V.S.C. Hanger") and
          (iii) Alpine's current T-Hangar, Quonset building and offices in its existing corporate office building, excluding the front counter area, reception area, flight training area and attached hangar. The Sublease shall continue through January 31, 2001, and be made subject to the terms of a Lease Agreement to be executed at Closing mutually satisfactory to Million Air and Alpine, providing particularly that Alpine shall be responsible for all utilities in that portion of the Alpine Leased Property, and that Million Air shall be responsible for all utilities in the U.V.S.C. Hangar.

     c. At Closing, Million Air shall receive a credit toward payment of the Purchase Price in an amount equal to the value of all fuel, oil, counter inventories and new or yellow-tagged training aircraft parts and excluding used or obsolete parts (with appropriate documentation verifying origin and certifying air worthiness) of Alpine included in the Alpine Assets as of Closing (the "Inventory"), in exchange for which Million Air agrees to establish in favor of Alpine a credit in equivalent amount, for which Million Air agrees to provide airplane fuel to Alpine at Million Air's fueling facilities during normal business hours and subject to availability (the "Inventory Fuel Credit"). The value of the Inventory and the amount of the corresponding Inventory Fuel Credit is currently estimated at $60,000.00, and shall be determined at Closing by agreement between Alpine and Million Air. The Inventory Fuel Credit may be redeemed for airplane fuel at the cost charged to Million Air by Million Air's supplier, plus
          applicable taxes and fees.   The Inventory Fuel Credit may be used
          by Alpine at Million Air's facilities in both Salt Lake City, Utah or Provo, Utah.

     d. Million Air shall receive a credit toward payment of the Purchase Price at Closing in the amount of One Hundred Ninety Thousand and No/100 Dollars ($190,000.00), in exchange for which Million Air agrees to establish in favor of Alpine a credit in equivalent amount, for which Million Air agrees to provide into-plane service to Alpine at Million Air's fueling facilities during normal business hours (the "Purchase Price Fueling Credit"), which may be used by Alpine at Million Air's facilities in both Salt Lake City, Utah and Provo, Utah. The Purchase Price Fueling Credit may be
          redeemed for into-plane fees at the rate of $.25 per gallon.   If
          at the end of two (2) years following Closing any amount of the Purchase Price Fueling Credit is outstanding, Million Air will immediately issue a check to Alpine in the amount of the balance of the Purchase Price Fueling Credit, if any.

     e. Million Air shall receive a credit toward payment of the Purchase Price in the amount of Sixty Thousand and no/100 Dollars ($60,000.00), in exchange for which Million Air agrees to assign to Alpine its lease from Provo City for certain property at the Provo City Airport upon which Million Air presently maintains a Quonset building, as more particularly described on Exhibit "D" attached hereto and incorporated herein by this reference (the "Million Air Leased Property").

3. MILLION AIR LEASED PROPERTY: The Million Air Leased Property currently has a Quonset building located thereon. Million Air agrees to demolish this building and remove the building from the site, at its expense, and to transfer to Alpine all of Million Air's rights to this site, including the right to enter into a lease with Provo City. Million Air shall assign to Alpine its lease of the Million Air Leased Property, or release Provo City from such lease, in either case as required to facilitate Alpine obtaining a lease of the Million Air Leased Property from Provo City with an aggregate term including renewal options of forty (40) years. Each day beyond the fourteenth (14th) day following the date of this Agreement that the Quonset building has not been removed from the site by Million Air, the Sublease may be extended on a
     day-for-day basis.   Prior to the Closing, Million Air will allow Alpine
     reasonable access to the Million Air Leased Property without disruption of Million Air's business for purposes of survey work and soil sampling.

4.   SPECIFICATION OF INVENTORY AND OFFICE EQUIPMENT.   Prior to Closing,
     Million Air and Alpine shall conduct a joint inspection and specify by list the Inventory and office furniture and equipment to be transferred to Million Air at Closing.

5. POSSESSION: Possession of the Alpine Leased Property and other improvements conveyed herein to Million Air will be transferred to Million Air at Closing. Possession of the Sublease Property and the Million Air Leased Property will be transferred to Alpine at Closing. Alpine shall be entitled to all rents, issues and profits from the Alpine Leased Property prior to Closing, and Million Air shall be entitled to rents, issues and profits from the Alpine Leased Property thereafter. Million Air shall be entitled to all rents, issues and profits from the Million Air Leased Property prior to Closing, and Alpine shall be entitled to rents, issues and profits from the Million Air Leased Property thereafter.

6.   EXAMINATION AND CONDITION OF PREMISES AND OTHER PROPERTY:

     a. Million Air shall inspect the Alpine Assets, including the Alpine Leased Property, and on the basis thereof, shall represent to Alpine at Closing, that Million Air then knows the condition of the Alpine Leased Property, and accepts the same based solely upon its examination. Million Air shall not rely upon any representations of Alpine or Alpine's brokers or agents with respect to the Alpine Leased Property. Except as otherwise expressly set forth herein, it is understood and agreed that the Alpine Leased Property and other Alpine Assets are being sold in their present condition and state of repair and without any representations, statements or warranties expressed or implied with respect to said condition, and that all Alpine Assets are being conveyed AS IS, WHERE IS.

     b. Alpine shall inspect the Million Air Leased Property, and on the basis thereof, shall represent to Million Air at Closing, that Alpine then knows the condition of the Million Air Leased Property, and accepts the same based solely upon its examination. Alpine shall not rely upon any representations of Million Air or Million Air's brokers or agents with respect to the Million Air Leased Property. Except as otherwise expressly set forth herein, it is understood and agreed that the Million Air Leased Property being sold in its present condition and state of repair and without any representations, statements or warranties expressed or implied with respect to said condition, and that the Million Air Leased Property is being conveyed AS IS, WHERE IS.

7. INFORMATION AND ACCESS: From and after the date hereof, Alpine and CLB shall allow and shall cause their respective officers, directors, employees and authorized agents to provide to Million Air and its officers, employees and authorized agents reasonable access to their officers, employees, authorized agents, offices, other facilities, the Alpine Assets and the CLB Assets during normal business hours and in a manner not unnecessarily disruptive to Alpine's business, to inspect the Alpine Assets and the CLB Assets. Alpine and CLB shall notify Million Air of any maintenance issues or occurrences relating to the Aircraft arising after the date hereof which do or may adversely affect the condition of any of the Aircraft.

8. TITLE TRANSFER: Bills of Sale as to all office equipment, supplies and parts conveyed herein shall be executed and delivered by Alpine to Million Air at the time of closing this transaction. Leasehold interests shall be transferred by assignment or by release coordinated with a simultaneous new lease on the affected property. Leasehold interests shall be granted by Lease. Real property interests not transferred by transfer of leaseholds shall be transferred by deed. The title to the Aircraft shall be transferred in accordance with applicable FAA regulations, and Million Air may elect to utilize the services of an aircraft title transfer agent to do so.

9. RETAINED ASSETS AND LIABILITIES: It is understood that Alpine and CLB are not conveying any of their assets other than those described herein, and are specifically retaining all other fixtures, furnishings, equipment, records, books tools and aircraft, and their respective business names. Alpine and CLB shall retain and remain solely responsible for any of their debts, obligations, liabilities, claims or demands ("Claims"), other than with respect to the lease of the Alpine Leased Property, and Million Air shall have no responsibility for any such Claims. Alpine and CLB hereby indemnify and hold Million Air harmless from and against any such Claims, including legal fees and costs.

10. LEASE ASSIGNMENTS: Million Air agrees to make timely application for the assumption of the Lease Agreement covering the Alpine Leased Property between Alpine and Provo City. Alpine agrees to make timely application to Provo City for the Lease of the Million Air Leased Property. The parties agree to cooperate in the transfer or assignment of any leasehold and shall execute any documents reasonably necessary for that purpose.

11. REPRESENTATIONS AND WARRANTIES OF ALPINE AND CLB: Alpine and CLB warrant, represent and covenant as follows:

     a. Alpine is the owner and has good and merchantable title to all of the Alpine Assets, free and clear of all debts, encumbrances, judgement liens, or security interests.

     b. CLB is the owner and has good and merchantable title to all of the CLB Assets free and clear of all debts, encumbrances, judgment liens and security interests.

     c.   The Aircraft are in airworthy condition.

     d. Alpine and CLB are duly organized, validly existing and in good standing under the laws of the State of Utah, and have all requisite power and authority to enter into this Agreement, to carry out their obligations hereunder, and to consummate the transactions contemplated hereby.

     e. Alpine and CLB have the requisite corporate power and authority and any necessary governmental authority to own the properties that they purport to own, and to carry on their respective businesses as they are currently conducted. The execution, delivery and performance of this Agreement and all agreements and documents to be executed and delivered pursuant hereto, have been duly authorized and approved by all necessary action, corporate or otherwise, on the part of Alpine and CLB, and will constitute legal, valid and binding obligations of Alpine and CLB enforceable against them in accordance with their terms, subject to applicable bankruptcy, proration and other laws affecting the enforcement of creditors rights generally.

     f. The execution and delivery by Alpine and CLB of this Agreement, and the agreements and documents to be executed and delivered pursuant hereto, do not, in the consummation of the transactions contemplated hereby and thereby will not, (a) violate any provision of the Articles of Incorporation or the Bylaws of Alpine or CLB, or (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Alpine or CLB, or (c) except as would not materially affect the ability of Alpine or CLB to consummate the transactions contemplated by this Agreement, result in any breach of, or constitute a default (or event which with the giving of notice of lapse of time, or both, would become a default) under or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance on any of the assets or properties of Alpine or CLB pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which Alpine or CLB is a party or by which any of the assets or properties of Alpine or CLB are bound or affected.

     g. There is no pending or threatened action, suit, proceeding or investigation before or by any court or governmental body or agency, to restrain or prevent the consummation of the transactions contemplated by this Agreement or that may effect the right of Million Air to own the Alpine Assets or the CLB Assets, or exercise all of its rights as the owner of the Alpine Assets or the CLB Assets.

     h. The transactions contemplated hereby will not result in a sale, lease, exchange or other disposition of all, or substantially all, of the property of either Alpine or CLB, otherwise than in the usual and regular course of business. The Alpine Assets have a value of less than half of the fair market value of Alpine's total assets. The CLB Assets have a value of less than half of the total fair market value of the assets of CLB.

     i. The transfer of the Alpine Assets and the CLB Assets to Million Air will not, directly or indirectly, result in the termination of any employee of Alpine or CLB.

     j. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Alpine or CLB.

     k. Alpine and CLB have, in respect of the Alpine Assets and the CLB Assets, filed all tax returns which are required to be filed, and have paid all taxes which have become due pursuant to such tax returns or pursuant to any assessment which has become payable, and all such tax returns are complete and accurate and disclose all taxes required to be paid in respect of the Alpine Assets and the CLB Assets.

     l. All Inventory is merchantable, fit for the purpose for which it was procured or manufactured, and usable in the ordinary course of business, and none of it is obsolete, damaged or defective.

     m. All of the Records, as hereinafter defined, are in the possession of Alpine and CLB, and are true, complete and accurate.

     n. Alpine and CLB have not failed to disclose any information known to Alpine and CLB and relating to Alpine or CLB that is material to a decision to purchase the Alpine Assets or the CLB Assets. This Agreement (including Schedules and Exhibits) and the certificates and instruments delivered pursuant to this Agreement at the Closing by or on behalf of Alpine or CLB do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements contained herein and therein not misleading in light of the circumstances under which they were made.

12. REPRESENTATIONS AND WARRANTIES OF MILLION AIR: Million Air represents, warrants and covenants as follows:

     a. Million Air is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Utah, and has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby.

     b. Million Air has the requisite corporate power and authority and any necessary governmental authority to own the properties it purports to own and carry out its business as presently conducted. The execution, delivery and performance of this Agreement and each agreement or document executed pursuant hereto have been duly authorized and approved by all necessary action on the part of Million Air and will constitute legal, valid and binding obligations of Million Air enforceable against Million Air in accordance with its terms, subject to applicable bankruptcy, moratorium and other laws affecting the enforcement of creditors rights generally.

     c. The execution, delivery and performance of this Agreement and the agreements and documents to be executed and delivered at Closing, or otherwise pursuant hereto (the "Ancillary Agreements") by Million Air do not, and will not (a) violate or conflict with the Articles of Organization or Operating Agreement of Million Air,
          (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Million Air, or (c) except as would not materially affect the ability of Million Air to consummate the transactions contemplated by this Agreement, result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance on any of the assets or properties of Million Air pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which Million Air is a party or by which any of such assets or properties are bound or affected.

     d. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Million Air.

13. CONDITIONS TO OBLIGATIONS OF ALPINE AND CLB TO CLOSE: The obligations of CLB and Alpine to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to Closing, of each of the following conditions:

     a. The representations and warranties of Million Air contained in this Agreement and the Ancillary Agreements shall be true and correct in all material respects at Closing with the same effect as if made at Closing.

     b. Each of the obligations of Million Air to be performed on or before Closing pursuant to the terms of this Agreement and the Ancillary Agreements shall have been duly performed on or before Closing.

     c. All actions required to be taken by, or on the part of, Million Air, to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party shall have been duly and validly taken by the Manager of Million Air.

     d. Alpine and CLB shall have received that portion of the Purchase Price due at Closing pursuant to Section 2.a.

     e. The Million Air Leased Property shall have been leased to Alpine by Provo City pursuant to a lease having an aggregate term of forty (40) years including renewal options.

     f. Million Air shall have delivered to Alpine and CLB the documents (and executed counterparts thereto) contemplated to be delivered by Million Air pursuant to Section 15.c, and such documents shall be the legal, valid and binding obligations of Million Air, enforceable in accordance with the terms of such documents.

14.  CONDITIONS TO OBLIGATIONS OF MILLION AIR TO CLOSE:   The obligations of
     Million Air to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to Closing, of each of the following conditions.

     a. The representations and warranties of Alpine and CLB contained in this Agreement and the Ancillary agreements shall be true and correct in all material respects on the Closing Date with the same effect as if made at Closing.

     b. Each of the obligations of Alpine and CLB to be performed by Alpine or CLB on or before at Closing pursuant to the terms of this Agreement and the Ancillary agreements shall have been duly performed in all material respects on or before Closing.

     c. Since the date of this Agreement, there shall not have occurred any material adverse change in the Alpine Assets or the CLB Assets, or any significant portion of either.

     d. All action required to be taken by, or on the part of, Alpine and CLB, or each of their officers, directors and shareholders, to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which each is a party shall have been duly and validly taken by Alpine and CLB, and their officers, directors and shareholders.

     e. Alpine and CLB shall have delivered to Million Air all of the documents (and executed counterparts thereto) contemplated to be delivered by Alpine and CLB pursuant to Sections 15.a and 15.b hereof, and such documents shall be the legal, valid and binding obligations of the signatories thereto (other than Million Air) enforceable in accordance with the terms of such documents.

     f. Million Air shall have had sufficient opportunity to perform the due diligence investigation contemplated in Sections 4 and 4 hereof, and shall be satisfied, in its sole and absolute discretion, with the results, conclusions and findings of such review.

     g. Million Air shall have received from Provo City, Utah, an indemnification and hold harmless regarding possible liabilities, claims and damages arising from or with respect to the Fuel Farm Leasehold, in form acceptable to Million Air.

15. CLOSING: Subject to the terms and conditions of this Agreement, the sale and purchase contemplated hereby shall take place at a closing (the "Closing") at 10:00 a.m., local time, on September 21, 2000, or such earlier or later day when all conditions for the Closing are satisfied or waived, at the offices of Million Air, 303 N. 2370 W.,Salt Lake City, Utah 84116, or at such other time or on such other date or at such other place as Seller and Million Air may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

     a.   At the Closing, Alpine shall deliver to Million Air the following:

          i. A counterpart Bill of Sale and Assignment for the Alpine Assets, in form acceptable to Million Air, duly executed by Alpine;

          ii. A counterpart Bill of Sale and Assignment in form acceptable to Million Air for the Inventory, duly executed by Alpine;

          iii. A counterpart Assignment and Assumption of Lease regarding the Alpine Leased Property, duly executed by Alpine and consented to by Provo City, Utah;

          iv.  A counterpart Sublease, duly executed by Alpine;

          v. A certified resolution of the Board of Directors of Alpine authorizing the execution of this Agreement and the completion of the transactions contemplated hereby

          vi. A counterpart Assignment and Assumption of Lease regarding the Million Air Leased Property, duly executed by Alpine and consented to by Provo City, Utah; and

          vii. Such other instruments as may be reasonably requested by Million Air to transfer the Alpine Assets to Million Air or evidence such transfer upon public records and to otherwise effect the intent and purposes of this Agreement.

     b.   At the Closing, CLB shall deliver to Million Air the following:

          i. A Bill of Sale for each of the aircraft included in the CLB Assets (the "Aircraft") executed by CLB and in form acceptable to Million Air;

          ii. An FAA Bill of Sale for each of the Aircraft executed by CLB;

          iii. A certified resolution of the Board of Directors of CLB authorizing the execution of this Agreement and the completion of the transactions contemplated hereby

          iv. All original log books, maintenance records and other documents pertaining to each of the Aircraft (the
               "Records"); and

          v. Such other instruments as may be reasonably requested by Million Air to effect the intent and purposes of this Agreement.

     c.   At the Closing, Million Air shall deliver the following:

          i.   The Alpine Initial Payment pursuant to Section 2.a;

          ii.  The CLB Payment pursuant to Section 2.a;

          iii. A counterpart to the Bill of Sale Assignment for the Alpine Assets, duly executed by Million Air;

          iv. A counterpart to the Assignment and Assumption of Lease regarding the Alpine Leased Property, duly executed by Million Air and consented to by Provo City, Utah;

          v. A certified resolution of the Manager of Million Air authorizing the execution of this Agreement and the completion of the transactions contemplated hereby

          vi.  A counterpart Sublease, duly executed by Million Air; and

          vii. A counterpart to the Assignment and Assumption of Lease regarding Million Air Leased Property, duly executed by Million Air and consented to by Provo City, Utah;

          viii.Such other instruments as may be reasonably requested by Alpine to effect the intent and purposes of this Agreement.

16. RISK OF LOSS: Alpine and CLB assume all risk of loss due to fire or other casualty up to Closing with respect to the Alpine Assets and the CLB Assets. Thereafter, Million Air will bear the risk of loss with respect to the Alpine Assets and the CLB Assets. In the event of loss of any of the Alpine Assets or the CLB Assets prior to Closing, the parties may elect to go forward with the Closing based upon a renegotiated purchase price agreed upon by the parties. In the event no such agreement is reached, this Agreement shall terminate, and upon such termination there shall be no further liability on the part of Alpine, CLB or Million Air hereunder.

17. COVENANT NOT TO COMPETE: Alpine and CLB, and their affiliates, and any of them, will not, directly or indirectly, compete with Million Air in owning or operating a fixed base facility, either as an owner, agent or operator, within Utah County, Utah or any counties adjacent to Utah County, Utah, for a period of ten (10) years following Closing, without
     the express written consent of Million Air.   Million Air and its
     affiliates shall not compete with Alpine in hauling USPS mail to or from Utah County, except with the express written consent of Alpine, for a period of ten (10) years following Closing.

18.  INDEMNIFICATIONS:

    a. Alpine Leased Property. Million Air shall indemnify and hold Alpine harmless from and against any and all loss, cost, damage, claim for damages, liability or expenses, including without limitation legal fees and expenses, arising after Closing from any injury to or claim of injury to either persons or property upon or adjacent to the Alpine Leased Property or arising out of or in any manner connected with said property or the use, misuse or disuse thereof by any person. Alpine shall indemnify and hold Million Air harmless from and against any and all loss, cost, damage, claim for damages, liability or expenses, including without limitation legal fees and expenses, arising prior to Closing from any injury to or claim of injury to either persons or property upon or adjacent to the Alpine Leased Property or arising out of or in any manner connected with said property or the use, misuse or disuse thereof by any person.

    b. Million Air Leased Property. Alpine shall indemnify and hold Million Air harmless from and against any and all loss, cost, damage, claim for damages, liability or expenses, including without limitation legal fees and expenses, arising after Closing from any injury to or claim of injury to either persons or property upon or adjacent to the Million Air Leased Property or arising out of or in any manner connected with said property or the use, misuse or disuse thereof by any person. Million Air shall indemnify and hold Alpine harmless from and against any and all loss, cost, damage, claim for damages, liability or expenses, including without limitation legal fees and expenses, arising prior to Closing from any injury to or claim of injury to either persons or property upon or adjacent to the Million Air Leased Property or arising out of or in any manner connected with said property or the use, misuse or disuse thereof by any person.

    c. Fueling. Alpine shall indemnify and hold Million Air harmless from and against any and all loss, cost, damage, claim for damages, liability or expenses, including without limitation legal fees and expenses, arising out of the delivery of fuel by Million Air to Alpine or any person to whom Alpine directs fuel to be delivered by Million Air pursuant to the Inventory Fuel Credit or the Purchase Price Fueling Credit.

19. LITIGATION: In any litigation arising out of this Agreement or any other action taken to enforce the terms of this Agreement, the successful party shall be entitled to receive from the unsuccessful party, in addition to the costs and disbursements allowed by statute, reasonable attorney's fees to be fixed and determined by the Court.

20. SECTION 1031 EXCHANGE: Million Air herein acknowledges that it is the intention of Alpine and CLB to create an IRC Section 1031 Tax-deferred Exchange with regard to the Alpine Assets and/or the CLB Assets, and that Alpine and CLB's rights and obligations under this Agreement may be assigned to facilitate such Exchange. Million Air agrees to cooperate with Alpine and CLB in a manner necessary to enable Alpine and CLB to qualify for said Exchange at no additional cost or liability to Million Air.

21. MISCELLANEOUS COSTS AND CHARGES: The parties shall each pay their own attorneys fees and costs incurred in connection with the preparation and negotiation of this Agreement and the completion of the transactions contemplated hereby. Million Air shall be responsible for the title transfer costs for the Aircraft. Any other costs associated with Closing shall be split equally between Million Air and Alpine.

22. MODIFICATION: This Agreement cannot be modified or revised without the express written consent of Million Air and Alpine.

23. ENTIRE AGREEMENT: This Agreement constitutes the entire agreement between the parties hereto, and there are no other agreements, verbal or otherwise, modifying or affecting the terms hereof.

24. BINDING EFFECT: This Agreement shall extend to and be binding upon the heirs, personal representatives, successors and assigns of the respective parties hereto.

25. TIME OF THE ESSENCE: Time is hereby expressly made the essence of this Agreement.

26. NOTICE: All notices, requests and demands hereunder shall be in writing and shall be deemed to have been fully given if delivered personally or mailed first class, postage prepaid, certified to Alpine and CLB at the following address or such other address as they may notify Million Air in writing:

                              ALPINE AVIATION, INC.
                              CLB Corporation
                              ATTN:  Eugene Mallette
                              3450 W. Mike Jense Parkway
                              Provo, Utah 84603

          And to Million Air at the following address:

                              MILLION AIR
                              ATTN:  Bill Haberstock
                              303 N. 2370 W.
                              Salt Lake City, Utah 84116

          Or such other address as they may notify Alpine in writing.

27. EXECUTION: This Agreement may be executed in counterparts, each of which shall have the force of an original and all of which together shall constitute one and the same instrument. Facsimile signatures shall be binding as original signatures.



     IN WITNESS WHEREOF, all of the parties have duly executed this Agreement the day and year first above written, and each of said parties acknowledges delivery of once of said counterparts.


ALPINE AVIATION, INC.                   KEYSTONE AVIATION, LLC,
d/b/a ALPINE AIR                        d/b/a MILLION AIR


By: /s/ Eugene R. Mallette              By: /s/ Blake Roney
    ----------------------                  ---------------
     Eugene R. Mallette                      Blake Roney

Title:    ________________________      Title:    ___________________________

                          EXHIBIT "A"
                         ALPINE  ASSETS



Maintenance Bldg. (60 x 90)                  $    150,000.00
Storage Hangar bldg. (60 x 90)                    150,000.00
Office Bldg. (30 x 60)                             70,000.00
T-Hangar (30 x 60)                                  5,000.00
Quonset (60 x 90)                                  25,000.00

                         SUB-TOTAL:           $   400,000.00

Above ground 12,000 Gal. Storage Tanks (2),        75,000.00
    and associated filters, pumps, piping and hardware
2,500 Gal. Jet-A Fuel Truck                        15,000.00
500 Gal. Av-Gas Fuel Truck                         10,000.00
Engine Test Stand and Annex                         5,000.00
Furn. And Fixt. (excl. C.E.O. Office)               5,000.00
Telephone System                                    5,000.00
Office Equipment (no computers)                     1,000.00
Tools and Service Equipment                         3,000.00
Battery Cart                                        1,000.00
1991 Ford Escort LX Car                             2,000.00
Student Training Material                           5,000.00
Lease and Improvements                             15,000.00
Goodwill                                           18,000.00

                           SUB-TOTAL:         $   160,000.00

                           GRAND TOTAL:       $   560,000.00

                          EXHIBIT "B"
                    CLB CORPORATION AIRCRAFT


     1982 Piper Warrior, N84495 (att'd)                $     45,700.00
     1982 Piper Warrior, N81658 (att'd)                      40,100.00
     1976 Piper Archer, N75337 (att'd)                       50,100.00
     1978 Piper Archer, N75336 (att'd)                       48,800.00
     1982 Piper T-Arrow, N8177c (att'd)                      77,630.00

                                         SUB-TOTAL:     $   262,300.00

     Discount high time aircraft                            (32,330.00)

                                         TOTAL:         $   230,000.00


Including the airframe, all engines, systems, original log books, maintenance records, documents and installed equipment for each of the foregoing.

                           EXHIBIT "C"
                      ALPINE LEASED PROPERTY

                        LEGAL DESCRIPTION

     Alpine Aviation Parcel 1 at the Provo Airport. The northern most parcel.

     Commencing at a point which is 411.22 feet along the B.R.L. (N 11 54'
55" E) from the angle point in the B.R.L. The point is also described as being south 1248.89 feet and west 1657.83 feet from the east quarter corner of
Section 9, Township 7 South, Range 2 East, Salt Lake Meridian:

     Thence south 78 degrees 5 minutes 5 seconds east for a distance of
195.28 feet:
     Thence south 11 degrees 59 minutes 19 seconds west for a distance of
126.62 feet along an existing fence line:
     Thence north 78 degrees 5 minutes 5 seconds west for a distance of
195.12 feet to the B.R.L.;
     Thence north 11 degrees 54 minutes 55 seconds east for a distance of
126.62 feet along the B.R.L. to the point of beginning.

     Together with and subject to covenants. Easements and restrictions of record.

     Said property contains .5673 acres more or less.
'Z

                        LEGAL DESCRIPTION

     Alpine Aviation parcel 2 at the Provo Airport. This parcel describes the area used as a fuel pump area.

     Commencing at a point which is 347.60 feet along the B.R.L. (N 11 54'
55" E) and 43.26 feet offset westward from it from the angle point in the B.R.L. The point is also described as being south 1302.21 feet and west 1713.30 feet from the east quarter corner of Section 9, Township 7 South Range 2 East, Salt Lake Meridian:

     Thence south 11 degrees 54 minutes 55 seconds west for a distance of
63.00 feet:
     Thence north 78 degrees 5 minutes 5 seconds west for a distance of 53.00 feet:
     Thence north 11 degrees 54 minutes 55 seconds east for a distance of
63.00 feet:
     Thence south 78 degrees 5 minutes 5 seconds east for a distance of 53.00 feet to the point of beginning.

     Together with and subject to covenants. Easements and restrictions of record.

     Said property contains .0766 acres more or less.
'Z

                           EXHIBIT "D"
                   MILLION AIR LEASED PROPERTY

     The property located at the Provo City Airport, represented by the rectangle appearing in the diagram on the following page labeled as "Lake Mountain Industries - Hangar," which is more particularly described in the paragraph appearing below the diagram.

[DIAGRAM ON ORIGINAL]

                       THE OLD BLUE HANGAR

     Commencing at the SW corner of the foundation which point is S 2099.89 feet and W 1440.76 feet from the East quarter corner of Section 9, T7S, R2E, SLM, the point is also described as being S 34 degrees 03' 01" E 540.80 feet along the building restriction line from the angle point of said line and S 35 degrees 56' 59" W 1 foot, thence along the foundation of the hangar N 34 degrees 03' 01" W 100.8 feet, thence N 35 degrees 56' 59" E 60 feet, thence S 34 degrees 03' 01" E 100.80 feet, thence S 35 degrees 56' 59" W 60 feet to the point of beginning.

     Area = 6048.0 square feet.

     The leased billing area = 6000 square feet.


                   ALPINE AIR F.B.O. PROPOSAL
                         TO MILLION AIR
                        August 13, 2000


Detail:

Assets   per Exhibit "A"                          $ 560,000.00
Aircraft   per Exhibit "B"          $ 260,000.00
     Less:  Discount                   30,000.00    230,000.00
Fuel, Oil & Counter Supplies (Est.)                  60,000.00

          TOTAL TO BE ACCOUNTED FOR:              $ 850,000.00

Paid As Follows:

Quonset site credit                               $  60,000.00
Alpine bldgs and U.V.S.C. lease credit (5 mos)       25,000.00
Fuel Credit @ cost (est)                             60,000.00
Flowage fee credit ($0.25 / gallon   2 year max.)   190,000.00
Cash @ closing (9-21-00)                            515,000.00

          TOTAL ACCOUNTED FOR:                    $ 850,000.00